SECOND AMENDMENT TO THE STONE RIDGE TRUST
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of this 13th day of September, 2013, to the Distribution Agreement, dated as of December 15, 2012, as amended March 26, 2013, (the “Agreement”) is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”), and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds; and

WHEREAS, Section 11 of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST on behalf of each of the Funds individually and not jointly	QUASAR DISTRIBUTORS, LLC

By: /s/ Patrick Kelly	By: /s/ James R. Schoenike

Name: Patrick Kelly	Name: James R. Schoenike

Title: CCO	Title: President

9/2013

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Stone Ridge Trust

Name of Series
Stone Ridge Reinsurance Risk Premium Fund
Stone Ridge High Yield Reinsurance Risk Premium Fund
Stone Ridge U.S. Variance Risk Premium Fund
Stone Ridge U.S. Small Cap Variance Risk Premium Fund
Stone Ridge U.S. Master Variance Risk Premium Fund
Stone Ridge International Developed Markets Variance Risk Premium Fund
Stone Ridge Emerging Markets Variance Risk Premium Fund
Stone Ridge China Variance Risk Premium Fund
Stone Ridge International Master Variance Risk Premium Fund

9/2013	2